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                          Subsidiaries of Registrant

                   Name                          State of Incorporation
                   ----                          ----------------------
                   Diva Acquisition Corp.        Delaware
                   Steven Madden Retail, Inc.    Delaware
                   Adesso-Madden, Inc.           Delaware